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                                EXHIBIT 11

                               AIRGAS, INC.

                      EARNINGS PER SHARE CALCULATIONS

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                                          Three Months Ended         Six Months Ended
                                            September 30,              September 30,
(In thousands, except per share amounts)  1999        1998           1999        1998
Weighted Average Shares Outstanding:

Basic shares outstanding                  69,700      70,000         69,800      70,100

Stock options - incremental shares         1,300       1,600          1,200       1,600

Contingently issuable shares                 200         100            200         100

Diluted shares outstanding                71,200      71,700         71,200      71,800

Net earnings                             $18,912     $10,480        $27,997     $21,755

Basic earnings per share                 $   .27     $   .15        $   .40     $   .31

Diluted earnings per share               $   .27     $   .15        $   .39     $   .30

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